Exhibit 10.6

Execution Version

July 9, 2025

RONALD A. DUNCAN

GCI Communication Corp.

2550 Denali Street, #1000

Anchorage, AK 99503-2781

Attention: General Counsel

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attn: Chief Legal Officer

Re: Irrevocable Waiver of Right to Assert Good Reason

Ladies and Gentlemen:

Reference is made to that certain Employment Agreement, effective as of December 22, 2022 (the “Employment Agreement”), by and between GCI Communication Corp., an Alaska corporation (the “Company”), and me. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

On June 19, 2025, Liberty Broadband Corporation, a Delaware corporation (“LBC”), entered into a Separation and Distribution Agreement, whereby, subject to the terms thereof, LBC’s wholly-owned subsidiary, GCI Liberty, Inc., a Nevada Corporation (“GCI Liberty”), and its subsidiaries, including the Company, will spin-off from LBC (the “Spin-Off”). Following the Spin-Off, GCI Liberty will be an independent publicly traded company. I serve as the President and Chief Executive Officer of GCI Liberty and, following the Spin-Off will be a member of the Board of Directors of GCI Liberty.

As a result of the Spin-Off and my role as President and Chief Executive Officer and a member of the Board of Directors of GCI Liberty, following the Spin-Off (i) I will no longer report to the Chief Executive Officer of LBC and will report to the Board of Directors of GCI Liberty and (ii) I will no longer attend board meetings of LBC. I hereby irrevocably and unconditionally waive and release any and all rights, claims, demands or actions, known or unknown, in law or in equity, that I, my personal representatives, successors, assigns, or estate have or may have, now or in the future, to assert that the effects of the Spin-Off and as described herein constitute “Good Reason” as defined in the Employment Agreement.

For the avoidance of doubt, the agreements, waivers and releases set forth above to assert that I have “Good Reason” to resign from the Company for any of the reasons described above apply for all purposes and under any agreement under which I, my personal representatives, successors, assigns, or estate may have otherwise had the right to assert that I have “Good Reason” to resign from the Company in connection with or arising out of the Spin-Off and as described herein, including, without limitation, the Employment Agreement and any outstanding equity award agreements between LBC and me (the agreements, waivers and releases set forth above, the “Released Claims”). In addition, I hereby irrevocably agree not to assert in writing, directly or indirectly, by legal proceeding or otherwise, any Released Claim against LBC, GCI Liberty, the Company, their respective Affiliates and each of their respective officers, directors, successors and assigns.

Execution Version

I will not terminate, or attempt to terminate, my employment with the Company for Good Reason in connection with or arising out of the Spin-Off and as described herein.

I also hereby acknowledge that, effective as of the Spin-Off, references to LBC in the definition of “Fundamental Transaction” and “Wak Sale” and throughout Section 5.2, in each case, in the Employment Agreement are no longer applicable and that references will apply to GCI Liberty as a Successor Entity to LBC for purposes of the Employment Agreement.

This letter will be governed and construed under and in accordance with the substantive laws of the State of Alaska without reference to the principles of conflicts of laws and any and all disputes between the parties arising out of this letter will be resolved in accordance with Section 11 of the Employment Agreement.

I understand that, except as specifically set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Very truly yours,

/s/ Ronald A. Duncan
Ronald A. Duncan

2